Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

OMNICOM GROUP INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, Par value $0.15 per share	(1)	Other	27,390,000	$79.07	$2,165,727,300.00	0.0001381	$299,086.94

Total Offering Amounts:						$2,165,727,300.00		299,086.94
Total Fee Offsets:								0.00
Net Fee Due:								$299,086.94

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Offering Note(s)

(1)	This Registration Statement on Form S-8 is being filed by Omnicom Group Inc. ("Omnicom") to register 27,390,000 shares of Omnicom common stock that may become issuable pursuant to awards that may be granted, issued, purchased and/or settled under the Omnicom 2026 Incentive Award Plan (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also include such additional indeterminate number of shares of common stock of Omnicom that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without Omnicom's receipt of consideration, which would increase the number of outstanding shares of common stock.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low sale prices of a share of Omnicom common stock as reported on the New York Stock Exchange on January 22, 2026.